Contact:

Harry Edelson
Chairman of the Board and Chief Executive Officer
Hyde Park Acquisition Corp.
(212) 644-3450

FOR IMMEDIATE RELEASE

CHINA OPPORTUNITY ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

New York, New York, March 26, 2007 — China Opportunity Acquisition Corp. (OTC Bulletin Board: CHNQU) announced today that it has completed its initial public offering of 6,000,000 units. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $36,000,000 to the Company. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

The Company also announced the simultaneous consummation of the private sale of 2,266,667 warrants at a price of $0.60 per warrant, generating total proceeds of approximately $1,360,000. The warrants were purchased by Harry Edelson, Nicholas Puro, Barry M. Shereck, Rose-Marie Fox (each a member of the Company’s board of directors), Daxi Li, (one of the Company’s special advisors), Eliot Clauss and John Allen (each a member of China Investment Group LLC, another of the Company’s special advisors). The warrants are identical to the warrants included in the units sold in the initial public offering except that if the Company calls the warrants for redemption, these private warrants will not be redeemable by the Company so long as they are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be sold or transferred by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $34,560,000 (or approximately $5.76 per share sold in the initial public offering) was placed in trust. Audited financial statements as of March 26, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

China Opportunity Acquisition Corp. is a newly formed blank check company organized for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, an operating business, or control of such operating business, through contractual arrangements, that has its principal operations located in the People’s Republic of China.

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